Exhibit 5.1

May 17, 2021

United States Cellular Corporation 8410 West Bryn Mawr Chicago, IL 60631
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-3, File No. 333-251482 (the “Registration Statement”), filed by United States Cellular Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was declared effective on December 22, 2020. Pursuant to the Registration Statement, the Company is issuing $500,000,000 aggregate principal amount of the Company’s 5.500% Senior Notes due 2070 (the “Securities”). The Securities are being issued under an Indenture dated June 1, 2002 (the “Base Indenture”), as amended and supplemented, including by the First Supplemental Indenture dated August 7, 2002, the Second Supplemental Indenture dated October 31, 2002, the Third Supplemental Indenture dated December 3, 2003, the Fourth Supplemental Indenture dated June 9, 2004, the Fifth Supplemental Indenture dated June 21, 2004, the Sixth Supplemental Indenture dated May 9, 2011, the Seventh Supplemental Indenture dated December 8, 2014, the Eighth Supplemental Indenture dated November 23, 2015, the Ninth Supplemental Indenture dated August 12, 2020, the Tenth Supplemental Indenture dated December 2, 2020 and the Eleventh Supplemental Indenture dated as of the date hereof (the Base Indenture, as so supplemented, the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to the Underwriting Agreement dated May 10, 2021 (the “Underwriting Agreement”) among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in the related Terms Agreement dated May 10, 2021 (the “Terms Agreement”) relating to the issuance and sale of the Securities.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined (i) the Registration Statement, (ii) the Company’s prospectus dated December 22, 2020 included in the Registration Statement (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated May 10, 2021 supplementing the Base Prospectus and relating to the Securities, (iv) the Indenture, (v) the Securities in global form, (vi) the Underwriting Agreement and the Terms Agreement, (vii) certain resolutions of the Board of Directors of the Company adopted on May 6, 2002, June 19, 2020 and November 3, 2020 and of the Pricing Committee of the Board of Directors of the Company duly adopted on May 10, 2021, as certified by the Secretary of the Company on May 17, 2021 as being true, complete and correct and in full force and effect, relating to, among other things, the Registration Statement, the Indenture, the Underwriting Agreement, the Terms Agreement and the issuance and sale of the Securities, and (viii) the Restated Certificate of Incorporation of the Company and the Restated Bylaws of the Company, in each case as currently in effect, and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement and the related Terms Agreement.
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of Illinois (excluding the securities laws of the State of Illinois). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
The Company is controlled by Telephone and Data Systems, Inc. (“TDS”). The following persons are partners in this Firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of the Company; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of the Company and certain other subsidiaries of TDS.
We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Sidley Austin LLP